                                                                       EXHIBIT 3

                               3Si HOLDINGS, INC.
                            STATEMENTS OF OPERATIONS


                                                                      2002              2001
                                                                  -----------       -----------
Year Ended June 30,

Consulting and other service revenue                              $   832,905       $ 1,197,886
Cost of revenues                                                      246,343           469,595
                                                                  -----------       -----------

            Gross profit                                              586,562           728,291

Selling and administrative expenses                                   993,900           689,074
                                                                  -----------       -----------

            (Loss) earnings from operations                          (407,338)           39,217

Other income (expense)
       Miscellaneous income                                             5,204            24,516
       Interest expense (Notes E and F)                                (3,276)           (3,876)
                                                                  -----------       -----------

         Total other income (expense)                                   1,928            20,640
                                                                  -----------       -----------

            Net (loss) earnings before minority interest             (405,410)           59,857

Minority interest (Note I)                                             15,899           (29,277)
                                                                  -----------       -----------

            Net (loss) earnings before income taxes                  (389,511)           30,580

Income tax expense (Note L)                                                --                --
                                                                  -----------       -----------

Net (loss) earnings from continuing operations                       (389,511)           30,580
                                                                  -----------       -----------

Discontinued operations (Note N)
       Gain on disposal of systems integration segment
       (no related tax benefit was recorded)                          157,708            75,000
                                                                  -----------       -----------
            Net discontinued operations                               157,708            75,000
                                                                  -----------       -----------
            Net (loss) earnings                                   $  (231,803)      $   105,580
                                                                  ===========       ===========

Basic and diluted (loss) earnings per common share (Note B)
       Net (loss) earnings from continuing
       operations                                                 $     (0.01)      $         -

       Gain on disposal of systems integration segment                      -                 -
                                                                  -----------       -----------

       Net (loss) earnings                                        $     (0.01)      $         -
                                                                  ===========       ===========


        The accompanying notes are an integral part of these statements.


                                       36